Contact:  Victor M. Perez
                                                          Tom Green
                                                         (713) 780-9926
                                                     ir@tricomarinetx.com

TRICO MARINE SELLS LIFTBOATS TO SUPERIOR ENERGY SERVICES FOR $14 MILLION

     Houston, Texas (May 11, 2000) -- Trico Marine Services, Inc. (Nasdaq:TMAR) announced today the sale of the Company's six liftboats to Superior Energy Services, Inc. (Nasdaq:SESI) of Harvey, Louisiana, for $14 million in cash.

     As a result of the sale, Trico will report an after-tax gain of approximately $2.6 million, or $0.09 cents per share, for the second quarter of fiscal 2000. Proceeds from the sale will be used to reduce bank indebtedness. Completion of the sale will occur by June 1.

     "Trico's liftboats were obtained in 1993 in connection with another acquisition and have been operated by a third party since that time," said Thomas E. Fairley, President and Chief Executive Officer of Trico. "While these specialized vessels perform an important service in the work associated with offshore platform repair and maintenance and well servicing, they have not been part of Trico's core business or its growth strategy."

     Trico's fleet includes state-of-the-art multi-purpose anchor handling, towing and supply boats and large platform supply vessels, an advanced SWATH crew vessel, crew boats and line handling vessels.

     TRICO MARINE PROVIDES MARINE SUPPORT SERVICES TO THE OIL AND GAS INDUSTRY, PRIMARILY IN THE GULF OF MEXICO, THE NORTH SEA AND LATIN AMERICA. THE SERVICES PROVIDED BY THE COMPANY'S DIVERSIFIED FLEET OF VESSELS INCLUDE THE MARINE TRANSPORTATION OF DRILLING MATERIALS, SUPPLIES AND CREWS AND SUPPORT FOR OFFSHORE WELL SERVICING, CONSTRUCTION, INSTALLATION AND MAINTENANCE OF OFFSHORE FACILITIES.
     CERTAIN STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACT MAY BE "FORWARD LOOKING STATEMENTS." ACTUAL EVENTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENT. THERE ARE A NUMBER OF IMPORTANT FACTORS INVOLVING RISKS AND UNCERTAINTIES BEYOND THE CONTROL OF THE COMPANY THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. A DESCRIPTION OF RISKS AND UNCERTAINTIES ATTENDANT TO TRICO MARINE SERVICES, INC AND ITS INDUSTRY AND OTHER FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS ARE INCLUDED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.